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                                                                   Exhibit 10.36

                     INDEPENDENT SALES CONTRACTOR AGREEMENT

1.   PARTIES

This agreement (the "Agreement") is between J. T. Posey Company, Inc., ("Posey") and Dimension Distributing, Inc., who, by virtue of this Agreement, agrees to serve as an Independent Sales Contractor (the "Contractor").


2.   INDEPENDENT CONTRACTOR RELATIONSHIP

In accordance with the mutual intention of Posey and the Contractor, this Agreement establishes an independent contractor relationship, and all of the terms and conditions of this Agreement shall be interpreted in light of that relationship. There is no intention to create an employer-employee relationship by this Agreement.

3.   APPOINTMENT AND TERRITORY

Posey appoints Contractor as its sales representative in the institutional market of hospitals, nursing homes and surgical supply dealers in the geographical areas (the "Territory") listed below:

NY zipcodes 105-106, 109, 120-123, 124-127, 128, 130-135, 137-149,
MA zipcodes 010-013, 014-027, CT zipcodes 060-65, VT, ME, NH, RI

All references to the "Territory" in this Agreement include the entire territory listed above, excluding House Accounts in the Territory and listed on Exhibit I and periodically updated by Posey. "House Accounts" are customers who specify product design, packaging, and/or labeling of products for resale, and/or customers who charge promotional or advertising fees, either cash or credit. Posey also reserves the right to negotiate House Account direct manufacturing/sales agreements with other companies and all other industries and private individuals.


4.   AUTHORITY

Contractor is authorized to sell and service Posey products in the Territory, and agrees not to represent any competitive product line. Contractor agrees to notify Posey within 30 days after agreeing to represent compatible product lines not listed on Exhibit H, attached ("Compatible Lines").


5.   CONTRACTOR'S AND POSEY'S ACTIVITIES


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5.1  CONTRACTOR'S DUTIES Contractor's duties will include, but not be limited to:

(a) servicing existing accounts in the hospital-, nursing home- and surgical supply dealer market on a regular and consistent basis, including timely reply and follow-up within 24 hours to all customer inquiries;

(b) cooperating with, attending and assisting Posey in promotional campaigns and exhibitions in states within the Territory or where existing or potential customers from the Territory may reasonably be expected to attend;

(c) promoting the sale of Posey products and cooperating with Posey in carrying out Posey's sales, pricing and marketing policies;

(d) maintaining and enhancing the good name and reputation of Posey to customers and potential customers (however, Contractor expressly agrees not to misrepresent the capability, use or application of Posey products, or to make any representation or warranties on behalf of Posey other than those set forth in Posey's sales literature and other written materials, or as expressly approved in writing by the Director of Marketing or President of Posey);

(e) increasing sales volume by at least 10% per year, or as otherwise defined by Posey, and meeting Posey's sales goals for the Territory;

(f) providing Inservice training in the territory as requested by Posey's current and/or potential customers regarding the uses, features, benefits, accessories and service specifications of the products, including, but not limited to, applicable local, state, and federal regulations, statutes, and laws, as well as standards of nursing practice that relate to the use of Posey products;

(g) providing activity reports as requested by Posey outlining significant points, problems, product-related information, Inservice reports, and sales forecasts;

(h) providing the purchaser of Posey products with all product notices, warnings, instructions, recommendations, recall or retrofit notices, and other similar materials;

(i) assisting Posey in compiling complete and accurate mailing lists by providing customer lists of names from the Territory in the manner and schedule requested by Posey;

(j) Upon completion of its first year, Contractor will maintain a salesperson or persons whose sales efforts provide time equal to that of one salesperson devoted exclusively to Posey products for each assigned territory, provided, however, that Contractor organizations that are assigned more than one territory may redraw internal boundaries or




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     reassign coverage at their discretion, and that Contractor will employ said representatives individually and not as agents of Posey, and will do so at his/her expense;

(k) paying all taxes and expenses incurred in covering the Territory, including, but not limited to travel, entertainment, vehicle leasing and operation, insurance, postage and telephone expenses;

(l) representing Posey products at medical and professional exhibitions as requested by Posey, provided that such exhibitions are within the Territory or require only a reasonable amount of travel, and current or potential customers from the Territory can be reasonably expected to attend;

(m) selling Posey products at the published list price less the standard trade discounts offered by Posey or its subsidiaries, or at a contracted prices in the case of national or contract accounts, provided that in no case may the standard trade discount be greater than 35% of the published retail price list (price code A) unless said discount has been approved in advance by the Director of Marketing or the President;

(n) accepting financial responsibility for all sales demonstrators or accessories that are necessary to properly demonstrate Posey products;

(o) attending and participating in national and regional sales meetings held from time to time by Posey; and

(p) using Posey-provided sales tools such as voicemail and any trade show materials or sales aids exclusively for the promotion and sale of Posey products.

Unless the circumstances require otherwise, Contractor may engage in these activities at a time of his/her choice.

5.2  POSEY'S DUTIES Posey's duties to the Contractor will include:

(a) providing Contractor with training courses and materials as well as technical updates on Posey products and, when possible, competitive product lines;

(b) providing Contractor with sales demonstrators and accessories such as necessary to cover the Territory;

(c) paying expenses related to attending and participating in Posey-sponsored national and regional sales meetings provided that they are reasonable and consistent with policies for Posey sales contractors; and


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(d)  naming the Contractor as an "Additional Insured" on the J.T. Posey
     product liability insurance contract with the carrier.

(e) Posey agrees not to hire, attempt to hire directly or indirectly for the personal services of Posey, the Contractor's agents, former agents, either individually or as an employee or any other entity, at any time during this agreement or for a period one year following termination of this agreement [or departure of the employee] without prior written approval of Contractor.


6.   COMPENSATION

     Philosophy: It is the intention of Posey to employ a compensation plan that: 1) fairly compensates the Contractor for their efforts on Posey's behalf,
2) motivates the Contractor to support the attainment of Posey's business objectives, and 3) is easy to understand and administer.

     Definitions: For purposes of explaining the terms utilized in the compensation plan, the following definitions shall apply:

         QUOTA: A sales objective established for each territory (and collectively for the Company) which represents the combination of existing retained business and newly obtained business and customer relationships. Quota is derived from the objectives of Posey to continue to add to its business while recognizing the business climate and market circumstances for itself and its customers. However, quota is purely discretionary and established for each territory by the Vice-President of Sales and Marketing and/or the President.

         BASE: An amount of sales less than quota upon which no commissions will be earned by the Contractor. While not exclusively derived, the base is understood to be an amount of sales generated in the territory as a result of prior sales efforts, marketing promotion and advertising, and Company goodwill. Base is purely discretionary and established for each territory by the Vice-President of Sales and Marketing and/or the President. Until notified otherwise, base shall be calculated at 43.3% of quota for each Territory.

         NET SALES PROCEEDS: The actual sales price less all discounts, credits, and shipping charges.

6.1 FULL COMMISSIONS Once the Contractor has met the base sales within the Territory, he/she will receive commissions in the amount of fifteen (15%) of the net sale proceeds for all product sales in excess of the base in the Territory to dealers, hospitals and nursing homes, as




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calculated on the date of shipment (except for dealer traced sales which generally will lag by one month). Commissions will be paid to the Contractor by the twentieth (20th) of the month for shipments made in the previous month.

Three per cent (3%) commission on OEM business will be paid for business covered by a signed purchase order delivered to the Posey Company (and accepted by the President or Vice-President of Sales and Marketing) by the Contractor in the territory where the product is ordered, These are generally 'non-stock' items and are manufactured to meet product design, labeling or packaging specifications of the purchaser. An example of this might be a specially designed strap we make to fit somebody else's product.

A commission of three per cent (3%) will be paid on sales of "specials" designed by a medical care facility for their use. The product must be covered by a valid purchase order with design specifications and meet all requirements of all regulatory bodies and be accepted by the President or Vice-President of Sales and Marketing.

No commission will be paid on products developed 'in house' for sales through other networks, or to other industries, private individuals, house accounts, or classes of trade. An example of this would be the different pulse oximeter wraps we make for the pulse oximeter manufacturers.

Contractor is not entitled to earn commissions on product returns that result in a customer refund and uncollectable accounts, or which are generated by product and/or accessories returned to Posey by mutual consent of the buyer and Posey that result in a customer refund, and such commissions, if paid, may be deducted from current commissions. Contractor is also not entitled to earn commissions on shipments made after the termination of this Agreement; for products trans-shipped from any other territory without Posey knowledge; or for products sold through other networks, or to other industries, private individuals, or house accounts.

1n the event of the termination of this Agreement, Posey shall withhold the Contractor's final commission check to cover salesman's sample accounts, demonstrator devices and/or accessories for which Posey has not been paid. Once the demonstrator devices and/or accessories for which Posey has not been paid have been returned to Posey, Posey shall have 5 working days to inventory the demonstrator devices and/or accessories and mail all funds due Contractor for demonstrator devices and/or accessories returned in good condition. In addition Posey will withhold sufficient commissions for a period of up to 90 days after termination to cover product returns that result in a customer refund and/or uncollectable accounts.

6.2 PARTIAL COMMISSION At Posey's option, Contractor may be given a partial commission on sales in which Contractor is involved that do not normally accrue to him/her, such as orders shipped out of the Territory. Conversely, Posey may deduct from normal commissions on sales shipped into the Territory. At Posey's option, sales may be adjusted for inter-territory sales by

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Posey's customers, In all such cases, Posey's decision on commission splits, if any, shall be final and binding on the Contractor.

Contractor will receive commissions in the amount of three per cent (3%) for OEM manufacturing business generated within the Territory provided the Contractor brings in a signed purchase order which is accepted by the Vice-President of Sales and Marketing or President of Posey.

In the event the Contractor enters into an agreement with a customer for the Sale of Posey Products at a price less than the customer's established price list without the prior approval of the Vice-President of Sales and Marketing or the President, Posey reserves the right to refuse to accept the purchase order and not accept the sale and the Contractor will not be entitled to receive commission based on that sale. If Posey chooses to accept the purchase order and ship the goods, Posey also reserves the right to deduct from the Contractor's commissions the difference between the customer's normal discount and the sale price. If Posey pays any commission to the Contractor for such a sale, and Posey later determines that the sales was made for a price less than 35% of the published retail price list (price code A) without prior approval of the Vice-President of Sales and Marketing or the President, Posey reserves the right to deduct those commissions and the difference between the standard trade discount and the sale price from the Contractor's subsequent commissions.

7.   RESTRICTIVE COVENANTS

Contractor may not have any financial interest, through partnerships or commission-sharing agreements, in the sales of any product lines which are: (1) competitive with any Posey products; or (2) not listed on Exhibit H. Posey has the sole right to determine whether or not a product line is "competitive" within the meaning of this prohibition.

Any and all product marketing claims by the Contractor or any of his employees, agents or representatives, whether oral or written, shall be strictly limited to those set forth in Posey literature, copies of which have been distributed to Contractor. The Contractor may not print any information relating to Posey products or services without prior written approval by the President or Director of Marketing of Posey.

8.   CONFIDENTIALITY

By virtue of this independent contractor relationship, Contractor will receive, develop, and acquire information of a secret and/or confidential nature. Except as authorized by Posey in writing, Contractor will not disclose or use directly or indirectly for purposes other than pursuit of Posey's business interests, any information of Posey relating to inventions, products, product specifications, processes, procedures, machinery, apparatuses, prices, discounts, manufacturing

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costs, ideas, technical data, customer lists or other information which is of secret or confidential nature. This obligation will apply to the persons Contractor hires in furtherance of this Agreement pursuant to subsection 5.1(k), and Contractor agrees to notify persons hired pursuant to that subsection that agreement to and compliance with this condition of confidentiality is a condition of continuing employment.

9.   DECLARATION

Contractor declares that it is an independent business and will pay its own federal, state, and local income taxes, and all payroll taxes of any kind, and will provide its own benefits as required by law or otherwise. Contractor is not an employee of Posey for any purpose whatsoever, but is an independent contractor. Contractor shall pay all expenses and disbursements, including, but not limited to, those for travel and maintenance, entertainment, office, clerical, and general selling expenses that he/she may incur in connection with this Agreement, and Posey shall not be in any way responsible or liable therefore. Contractor will not, however, be responsible for reasonable expenses incurred in attending Posey-sponsored sales meetings, and will be reimbursed for those expenses by Posey provided that Contractor submits an expense report therefor on a timely basis.

10.  TERM

This Agreement shall continue until terminated by either party in accordance with Section 14.

11.  SCOPE OF WORK

This Agreement defines, describes, and includes the entire scope of the work to be performed. Any changes in scope must be approved in writing by the President of Posey.

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12.  INDEMNIFICATION

Contractor shall indemnify and hold Posey, its officers, agents, and employees free and harmless from and against any and all obligations, claims, damages, losses, demands, actions, causes of action, costs and expenses, of any kind or nature, or any of them, for any liability resulting from injury (whether to body, property, personal or business character or reputation or otherwise) sustained by any person or to any person or property by reason of any act, neglect, default, or omission of Contractor or any of Contractor's agents, employees, or other representatives, arising from, growing out of, or in any way connected with the services rendered to Posey under this Agreement. If Posey is sued in any court for damages by reason of any such conduct of Contractor or Contractor's employees, agents or other representatives, Contractor shall defend said action (or cause it to be defended) at Contractor's own expense and shall pay and discharge any judgment that may be rendered in any such action. In the event that Contractor refuses to defend such action (or cause it to be defended), Posey may defend the action, and any expenses which it may pay, including attorneys' fees and costs, shall be promptly reimbursed by Contractor upon demand.

13.  INSURANCE

Contractor is responsible to provide his/her own insurance at his/her own expense. This insurance shall include, but not be limited to, general liability, automobile, bodily injury and property damage liability, and workers' compensation insurance. The workers' compensation insurance shall be sufficient to comply with all applicable workers' compensation laws and employer liability obligations.


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14.  TERMINATION

Either party may terminate this Agreement in the first two years at any time for any reason with 30 days advance written notice to the other party. The cancellation period shall increase to 60 days in the third year, 90 days for the fourth year, and 120 days thereafter. During the cancellation period Posey agrees to pay commissions earned in the territories described in section 3, provided contractor does not enter into any representation agreement with a direct competitor of Posey. [IN ALL CASES, THERE SHALL BE NO FINANCIAL PENALTIES DUE FROM EITHER PARTY FOR ANY REASON WHEN THIS CONTRACT IS CANCELLED ACCORDING TO THE TERMS OF THIS AGREEMENT.] Posey may terminate this Agreement for any breach of the Agreement which is not rectified within two (2) days upon written notice. Posey may also terminate this Agreement at any time for cause with no advance notice. "Cause" is defined as: failure to employ at all times at least one full-time salesperson whose sales efforts are devoted exclusively to Posey products; offering bribes or kickbacks to arty customers or referral sources; deliberate falsification of reports to Posey regarding other product lines represented in the past or present; being under the influence of alcohol or drugs while representing Posey; offering pricing verbally or in writing to customers that has not been approved in advance by the Director of Marketing or President; verbally, in writing or on tape misrepresenting the capability, use or application of Posey products, or making any representation or warranties on behalf of Posey other than those set forth in Posey's sales literature and other written materials, or as expressly approved in writing by the President or Director of Marketing of Posey; and other malfeasance in the performance of Contractor's responsibilities under this Agreement.

Promptly upon the termination of this Agreement, Contractor shall immediately and forever thereafter cease to solicit orders or to represent in any manner that he/she is associated with Posey. Upon termination, Contractor shall return or cause to be returned to Posey, after receipt of Posey's request by telefax, mail, or voicemail, and at Posey's expense, all manner of identification, decals, advertising material, promotional items, promotional materials, sample products, contracts, sales reports, manuals, teaching materials, customer lists, and other materials not previously returned to Posey or previously expended in solicitation activities which have been furnished by Posey in connection with this Agreement.

15.  ENTIRE AGREEMENT

This Agreement represents the entire agreement of the parties and supersedes any and all prior oral and written agreements.

16. CHOICE OF LAW

Any dispute under this Agreement shall be decided in accordance with the laws of the State of California.

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17.  ASSIGNABILITY

Contractor may not assign this Agreement nor any rights, duties or obligations contained herein, in whole or in pair, without the prior written consent of an authorized representative of Posey.

18.  SEVERABILITY

If any part of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions or enforceable parts hereof shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

19.  AMENDMENTS

This Agreement may be supplemented, amended or revised only in writing signed by the parties.

20.  WAIVER

The failure of either party to enforce at any time any of the provisions hereof shall not be construed to be a waiver of such provisions or of the right of such party thereafter to enforce any such provisions.

21.  NO LICENSE

Posey products are offered for sale and are sold by Posey subject to the condition that such sale does not convey any license, express or implied, to manufacture, duplicate or otherwise copy or reproduce any of the products except as may otherwise provided in Posey's then-current Terms and Conditions of Sale at the time of purchase.

22.  ARBITRATION

Any controversy or claim arising out of or relating to this Agreement or breach thereof shall be finally determined, by binding arbitration conducted in Los Angeles County, California before a retired judge of the California Superior Court in accordance with the provisions Section 1282-1288.8 (specifically including Section 1283.05) of the California Code of Civil Procedure. Judgment upon any award rendered in that arbitration proceeding may be entered by any state or federal court having appropriate jurisdiction. The arbitrator shall apply California law in making his award. The parties intend that this agreement to arbitrate is valid, enforceable and irrevocable. By agreeing to arbitrate all disputes, Contractor waives the right to a jury or court trial and the right to appeal. This provision is not intended to abrogate Contractor's right to require non-binding fee arbitration pursuant to Section 6200-6206 of the California Business & Professions Code.


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23.  ATTORNEYS' FEES

This Agreement may be specifically enforced by Posey against Contractor. If Posey prevails in any such claim or action, Posey shall recover its costs and attorneys' fees from Contractor. Likewise, if judgement is rendered in favor of Contractor, Contractor shall recover its costs and attorney's fees from Posey.

24.  MODIFICATION OF DISCONTINUANCE OF PRODUCTS

Posey reserves the right to modify, alter, improve, change, or discontinue any or all of its products and prices without prior notice.

25.  NOTICES AND REQUESTS

Any notice, demand, or request required or permitted to be given hereunder shall be in writing and shall be deemed effective twenty-four (24) hours after having been telefaxed or deposited in the United States mail, postage prepaid, registered or certified, and addressed or telefaxed to the addressee at the principal residence set forth below. Any party may change its address or telefax number for purposed of this Agreement by written notice given in accordance herewith.

Acceptance of these terms is confirmed by signing and returning to us the original copy of this Agreement.

J.T. POSEY COMPANY, INC. Federal Tax ID Number 952701585

                               Except as to section 6, originally signed 8-26-98

By:  /s/ John Frymark                    Date: 1-21-00
    --------------------                      ----------------

Printed Name and Title John Frymark, VP Sales & Mktg.
                       ------------------------------------------

The undersigned understands and agrees to the terms and conditions set forth in this agreement.

          Tim Kain                    /s/ Tim Kain                   1/24/00
---------------------------     -------------------------        -------------
(Printed Name of Contractor     Signed Name of Contractor             Date

Federal Tax Identification Number 06 1337 674
                                  ------------------

Social Security Number:
                       -----------------------------

Principal Residence: Dimension Distributing
                     -------------------------------

319 Limerick Rd., Armdel, ME 04046
----------------------------------------------------
          207-985-8846


Telefax: 207-985-8847
         -------------------------------------------

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                           EXHIBIT H COMPATIBLE LINES

The following list is a complete list of lines I carry. (Write "none" if you do not carry any compatible lines.) I understand I must keep this list current (within 30 days of any changes) with the Posey Company to be in compliance with my agreement.

        MENTOR, EHOB INC., 1ST PRODUCTS, PRINCIPAL BUSINESS ENTERPRISES

        /s/Tim Kain                                            1/24/00
     -------------------                                  ---------------
     Signed                                               Dated







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                           EXHIBIT I - HOUSE ACCOUNTS

The following list represents a current list of House. This list may be updated from time to time by the home office or at the request of the Contractor.


          Customer Name                                Customer #
          -------------------------------------------------------

          Select Service Supply                          1155
          Epic Medical Equipment Services                3102
          Airsep Corporation                             3213
          B&B Medical Technologies                       3757
          Datex Engstrom                                 4838
          Direct Supply Healthcare                       6344
          Adaptability                                   A2037/A2039
          Alimed                                         A3357
          BCI International                              B0042
          Briggs                                         B7811
          Criticare                                      C9508/C9509
          Diller Medical                                 D5890/D5891
          Sanders Group                                  E3549
          Masimo Corporation                             M2406
          Nellcor Inc.                                   N2184
          North Cost Medical                             N6334
          Novametrix Medical System                      N3541
          Ohmeda                                         O4165/O4167/O4171
          Repironics, Inc.                               R2974
          Sammons Preston                                S0413
          Sensormedics                                   S1865
          St. Louis Medical                              S6929
          Suburban Ostomy                                S8757